Exhibit 10.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 20th day of April, 2016, by and between SILICON VALLEY BANK, a California corporation (“Bank”), and APPTIO, INC., a Delaware corporation (“Borrower”), whose address is 11100 NE 8th Street, Suite 600, Bellevue, WA 98004.

RECITALS

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of June 16, 2015 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to (i) refinance the Term Loans, (ii) extend the Revolving Line Maturity Date, (iii) release Two Million Five Hundred Thousand Dollars ($2,500,000) of cash collateral securing Borrower’s reimbursement obligations with respect to letter of credit number SVBSF007596 issued by Bank on June 1, 2012 and naming CLPF – BELLEVUE OFFICE, LLC as beneficiary (the “CLPF Letter of Credit”), and (iv) make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Release of Cash Collateral. Bank agrees that as of the date all conditions precedent to the effectiveness of this Amendment have been met, Bank shall no longer require any cash collateral to secure Borrower’s reimbursement obligations with respect to the CLPF Letter of Credit. Bank further agrees that on or prior to the date that is thirty (30) days following such date, Bank shall release Two Million Five Hundred Thousand Dollars ($2,500,000) of cash collateral relating to the CLPF Letter of Credit, including any accrued interest (if any), currently deposited in a restricted account at Bank and such amounts shall be transferred to Borrower’s primary operating account maintained at Bank.

3. Amendments to Loan Agreement.

3.1 Section 1 (Accounting and Other Terms). Section 1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1. ACCOUNTING AND OTHER TERMS. Accounting terms not defined in this Agreement shall be construed following GAAP, except with respect to unaudited financial statements and projections (i) for non-compliance with FAS 123R and (ii) for the absence of footnotes and subject to year-end audit adjustments, including adjustments resulting from the application of revenue recognition principles under GAAP), provided that if at any time any change in GAAP would affect the computation of any financial ratio or covenant requirement set forth in any Loan Document, and either Borrower or Agent shall so request, Borrower and Lenders shall negotiate in good faith to amend such ratio or covenant requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, such ratio or covenant requirement shall continue to be computed in accordance with GAAP prior to such change therein provided, that (x) any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect as of the date of this Agreement shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP). Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.”

3.2 Section 2.1.2 (Term Loans). Section 2.1.2 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.2 Refinancing Term Loan.

(a) Availability. On the First Amendment Effective Date, or as soon thereafter as all conditions precedent to the making thereof have been satisfied, Bank shall make one (1) term loan to Borrower in the amount of Ten Million Dollars ($10,000,000) (the “Refinancing Term Loan”), which shall be used to refinance all Term Loans (as defined herein prior to the First Amendment Effective Date) owing from Borrower to Bank as of the First Amendment Effective Date and for general corporate purposes, including, general working capital.

(b) Repayment. The Refinancing Term Loan shall be “interest only” through April 30, 2017, with interest due and payable in accordance with Section 2.3(f) hereof. Thereafter, the Refinancing Term Loan shall be payable in (i) thirty six (36) consecutive equal monthly installments of principal in the amount of Two Hundred Seventy Seven Thousand Seven Hundred Seventy Seven and 78/100 Dollars ($277,777.78), plus (ii) monthly payments of accrued and unpaid interest (the “Term Loan Payments”), beginning on May 1, 2017, and continuing on the same day of each month thereafter through the Refinancing Term Loan Maturity Date. Borrower’s final Term Loan Payment, due on the Refinancing Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Refinancing Term Loan. Once repaid, the Refinancing Term Loan may not be reborrowed.

(c) Prepayment.

(1) Mandatory Prepayment Upon an Acceleration. If the Refinancing Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (a) all outstanding principal with respect to the Refinancing Term Loan, plus accrued and unpaid interest thereon and (b) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Refinancing Term Loan, including interest at the Default Rate with respect to any past due amounts.

(2) Voluntary Prepayment. So long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Refinancing Term Loan, provided Borrower (a) delivers written notice to Bank of its election to prepay the Refinancing Term Loan at least three (3) days prior to such prepayment, and (b) pays, on the date of such prepayment (i) all outstanding principal with respect to the Refinancing Term Loan, plus accrued and unpaid interest thereon and (ii) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder in connection with the Refinancing Term Loan.”

3.3 Section 2.3 Payment of Interest on the Credit Extensions. Section 2.3(a)(ii) of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“(ii) Refinancing Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Refinancing Term Loan shall accrue interest at a floating per annum rate equal to one and one quarter percentage points (1.25%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.”

3.4 Section 2.4 (Fees). Section 2.4(b) of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement, any amendments thereto and the Junior Loan Documents, (“Documentation Fees”); provided that Bank will provide Borrower prior notice of such Documentation Fees exceeding Thirty Thousand Dollars ($30,000) in the aggregate as of the First Amendment Effective Date, and Bank shall not continue to incur such Documentation Fees until Borrower provides to Bank written approval to proceed with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.”

3.5 Section 3.4 Procedures for Borrowing. Section 3.4 of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”

3.6 Section 6.7 Financial Covenant. Section 6.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.7 Financial Covenant. If Borrower’s and its Subsidiaries’ Cash is less than Twenty Five Million Dollars ($25,000,000) as of the last day of the applicable monthly measuring period, Borrower shall maintain, as of the last day of each such month, Bookings, measured on a trailing six (6) month basis, based on Borrower’s annual business plan (as delivered to Bank in accordance with Section 6.2(f)) and as approved in writing by Bank in its reasonable business judgment, of not less than (i) eighty-five percent (85%) of Bookings for each period ending as of the last day of the month of June, September, December and March of each year and (ii) eighty percent (80%) of Bookings for each period ending as of the last day of the month of July, August, October, November, January, February, April and May of each year; provided, however, for the periods ending as of the last day of January and February of each year, prior to the delivery of Borrower’s annual business plan pursuant to Section 6.2(f), required Bookings for such months shall be based upon the prior year actual Bookings for such months in lieu of a forecasted amount for such months in which no annual financial projections have been delivered pursuant to Section 6.2(f) prior to the end of such months. For example, for January 2017, this covenant would be calculated using the actual Bookings for the months August through December 2016 (5 months) plus actual Bookings for the month of January 2016.

Bookings requirements for Borrower’s 2017 fiscal year and thereafter, shall be set forth in, and based upon, Borrower’s annual business plan delivered to Bank in accordance with Section 6.2(f) with such bookings requirements determined pursuant to the first paragraph of this Section 6.7(a). Notwithstanding the foregoing, such annual business plan and Bookings requirements must be approved in writing by Bank in its reasonable business judgment by March 31st of the applicable year.”

3.7 Section 7.5 (Encumbrance). Section 7.5 of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Agent, except for (i) restrictions contained in agreements in connection with transfers otherwise permitted in Section 7.1 hereof, (ii) restrictions with respect to property subject to any Lien that constitutes a “Permitted Lien” herein and (iii) covenants with such restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower from granting a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s or any Subsidiary’s Intellectual Property.”

3.8 Section 8.1 (Payment Default). Section 8.1 of the Loan Agreement hereby is amended and restated in its entirety and replaced with the following:

“8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Refinancing Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);”

3.9 Section 8.6 (Other Agreements). Section 8.6 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any Event of Default (as defined under the Junior Loan Agreement) under the Junior Loan Documents; provided that such an Event of Default under Section 6.7 of the Junior Loan Agreement shall not be considered an Event of Default hereunder; (b) subject to Section 8.6(a), any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (c) any default by Borrower or Guarantor , the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business.”

3.10 Section 13 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety in Section 13.1 of the Loan Agreement, as appropriate, as follows:

“First Amendment Effective Date” is April 1, 2016.

“Cash” means (a) unrestricted cash, plus (b) Cash Equivalents plus (c) long term investments, in each case of (a) through (c), maintained at Bank or Bank’s Affiliates subject to a Control Agreement. For the avoidance of doubt, the proceeds of the Advances and the Refinancing Term Loan are not excluded from qualifying as “Cash” in accordance with the definition above.

“Credit Extension” is any Advance, the Refinancing Term Loan, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Junior Loan Agreement” means that certain Subordinated Loan and Security Agreement by among: (a) Bank, as Administrative Agent, (b) Bank, ORIX VENTURES, LLC (“ORIX”) and the other Lenders listed on Schedule 1 thereto and (c) Borrower, dated as of April 20, 2016.

“Junior Loan Documents” means the “Loan Documents” as such term is defined the Junior Loan Agreement.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and any Guarantor and/or for the benefit of Bank, all as amended, restated, or otherwise modified. Notwithstanding anything in this Agreement, the term “Loan Documents” shall not include (i) any warrants, other equity securities, in each case issued to Bank or (ii) the Junior Loan Agreement or any Junior Loan Documents.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents (other than the Warrant). Notwithstanding anything in this Agreement, the term “Obligations” shall not include (i) any obligations of Borrower with respect to any warrants, other equity securities, in each case issued to Bank, or any agreements governing the rights of Bank with respect to such warrants or other equity securities or (ii) any obligations under the Junior Loan Agreement and Junior Loan Documents.

“Refinancing Term Loan” is defined in Section 2.1.2(a) hereof.

“Refinancing Term Loan Maturity Date” is April 20, 2020.

“Revolving Line Maturity Date” is June 16, 2017.

3.11 Section 13 (Definitions). Subsection (c) of the defined term “Permitted Indebtedness” hereby is amended and restated in its entirety to read as follows:

“(c) Subordinated Debt and all Indebtedness arising under the Junior Loan Documents;”

3.12 Section 13 (Definitions). Subsection (k) of the defined term “Permitted Liens” hereby is amended and restated in its entirety to read as follows:

“(k) Liens on the Collateral securing Subordinated Debt and Liens on the Collateral securing the Indebtedness arising under the Junior Loan Documents;”

3.13 Section 13 (Definitions). The following terms and their respective definitions hereby are deleted from Section 13.1 of the Loan Agreement:

“Term Loans”, “Term Loan Amount”, “Term Loan Draw Period”, “Term Loan Maturity Date”.

3.14 Exhibit A to the Loan Agreement is replaced with Exhibit A attached hereto.

3.15 Exhibit D to the Loan Agreement is replaced with Exhibit D attached hereto.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank as of the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of (i) this Amendment by each party hereto, (ii) a Warrant to Purchase Stock in form and substance satisfactory to Bank, issued by Borrower in favor of Bank, (iii) the Junior Loan Documents, (iv) that certain Intercreditor Agreement by and among Bank and ORIX Ventures, LLC dated as of the date hereof, (v) a Subordination Agreement by and among Bank, in its capacity as Agent and a Lender under the Junior Loan Agreement, Bank, in its capacity as a lender under the Loan Agreement and ORIX Ventures, LLC dated as of the date hereof, (vi) the completed Corporate Borrowing Certificate for Borrower in the form attached hereto; (b) Borrower’s payment of a commitment fee in an amount equal to Twenty Thousand Dollars ($20,000); and (c) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		APPTIO, INC.

By:	/s/ Jayson Davis	By:	/s/ Kurt Shintaffer

Name:	Jayson Davis	Name:	Kurt Shintaffer

Title:	Director	Title:	CFO

[Signature Page to First Amendment to Amended and Restated Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (ii) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent or (iii) any Intellectual Property unless or until an IP Default has occurred, at which point such security interest shall become effective immediately without any further action by any Person; provided, however, that at all times (whether before or after the security interest in Intellectual Property has become effective) the Collateral shall include all Accounts and all proceeds of Intellectual Property (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property, and whatever is collected on, or distributed on account of, the Intellectual Property,) and all other rights arising out of Intellectual Property . If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	DATE:
FROM: APPTIO, INC.

The undersigned authorized officer of APPTIO, INC. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes an subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly Financial Statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate A/R & A/P Agings and Deferred Revenue Report	Quarterly within 30 days if Borrower’s Cash is less than $25,000,000, if applicable	Yes No
Board Approved Projections	Annually within 60 days of fiscal year end for the following fiscal year	Yes No
409(A) Valuation Report	Within 30 days of completion	Yes No

Financial Covenant	Required	Actual	Complies

Maintain on a Monthly Basis (only if not complying with minimum Cash covenant):

Minimum Bookings	See Section 6.7(a)		Yes No

Lowest balance of cash during applicable measuring period	$25,000,000	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

APPTIO, INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Performance to Plan (Section 6.7)

If Borrower’s and its Subsidiaries Cash is less than Twenty Five Million Dollars ($25,000,000) as of the last day of the applicable monthly measuring period, Borrower shall maintain the following financial covenant as of the last day of the month:

Performance to Plan. Performance to Plan. Bookings, measured on a trailing six (6) month basis, based on Borrower’s annual business plan (as delivered to Bank in accordance with Section 6.2(f)) and as approved in writing by Bank in its reasonable business judgment, of not less than (i) eighty-five percent (85%) of Bookings for each period ending as of the last day of the month of June, September, December and March of each year and (ii) eighty percent (80%) of Bookings for each period ending as of the last day of the month of July, August, October, November, January, February, April and May of each year; provided, however, for the periods ending as of the last day of January and February of each year, prior to the delivery of Borrower’s annual business plan pursuant to Section 6.2(f), required Bookings for such months shall be based upon the prior year actual Bookings for such months in lieu of a forecasted amount for such months in which no annual financial projections have been delivered pursuant to Section 6.2(f) prior to the end of such months. For example, for January 2017, this covenant would be calculated using the actual Bookings for the months August through December 2016 (5 months) plus actual Bookings for the month of January 2016.

Bookings requirements for Borrower’s 2017 fiscal year and thereafter, shall be set forth in, and based upon, Borrower’s annual business plan delivered to Bank in accordance with Section 6.2(f) with such bookings requirements determined pursuant to the first paragraph of Section 6.7(a). Notwithstanding the foregoing, such annual business plan and Bookings requirements must be approved in writing by Bank in its reasonable business judgment by March 31st of the applicable year.

No, not in compliance	Yes, in compliance